EXHIBIT 99.1

PRESS RELEASE
NOBLE CORPORATION PLC ANNOUNCES NEW DIRECTOR APPOINTMENT
HOUSTON, TEXAS, May 21, 2026 - Noble Corporation plc (NYSE: NE, “Noble”, or the “Company”) today announced that the Company's Board of Directors has appointed Mr. Jeff Miller, the Chairman of the Board of Directors, President, and Chief Executive Officer of Halliburton, to serve as a director of Noble.
Charles M. Sledge, Chairman, on behalf of the Company’s Board of Directors, commented, “I am delighted to welcome Jeff to Noble’s Board of Directors. With deep industry expertise and a proven strength in strategic planning and international business, he brings valuable insights and leadership as we continue to guide Noble’s long-term strategy and deliver value to our shareholders. We look forward to Jeff’s contributions in the years ahead.”
Mr. Miller currently serves as the Chairman of the Board, President, and Chief Executive Officer of Halliburton. Since joining Halliburton in 1997, Mr. Miller has served in several roles, including Chief Operating Officer, Senior Vice President of Business Development, Regional Vice President of Gulf of Mexico, and Operations Vice President of Angola and Indonesia. Mr. Miller holds a Bachelor of Science in agriculture and business from McNeese State University and an MBA from Texas A&M University.
About Noble Corporation plc
Noble is a leading offshore drilling contractor for the oil and gas industry. The Company owns and operates one of the most modern, versatile, and technically advanced fleets in the offshore drilling industry. Noble and its predecessors have been engaged in the contract drilling of oil and gas wells since 1921. Noble performs, through its subsidiaries, contract drilling services with a fleet of offshore drilling units focused largely on ultra-deepwater and high specification jackup drilling opportunities in both established and emerging regions worldwide. Additional information on Noble is available at www.noblecorp.com.

Contact Noble Corporation plc
Ian Macpherson
VP Finance and Investor Relations
+1 713-239-6019
imacpherson@noblecorp.com

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